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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934
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        Date of Report (date of earliest event reported):  July 24, 1997


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                               MLC HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


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            DELAWARE                   0-28926                  54-1817218
(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
      of incorporation)                                     Identification No.)

              11150 SUNSET HILLS ROAD, SUITE 110, RESTON, VA 20190
                    (Address of principal executive offices)

      Registrant's telephone number, including area code:  (703) 834-5710



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         Pursuant to the terms of an Agreement and Plan of Merger dated July 24, 1997 (the "Merger Agreement") by and among MLC Holdings, Inc. (the "Company"), MLC Network Solutions, Inc. ("MLC Network Solutions") (a newly formed 100% owned subsidiary of the Company), Compuventures of Pitt County, Inc. (d.b.a. "MicroAge of Greenville" and "MicroAge of Wilmington")("Compuventures") and the stockholders of Compuventures, the Company acquired 100% of the outstanding stock of Compuventures from the stockholders of Compuventures effective July 24, 1997 (the "Closing Date").
The consideration for the transaction consists of $3,384,584 (the "Merger Consideration) payable in the form of 260,978 shares of the Company's common stock. The purchase price was determined based on arms-length negotiation. Compuventures is a value added computer reseller (or "VAR") of personal computers and network equipment and software, and services provider. Compuventures had revenues of approximately $15 million for the 12 months ended December 31, 1996. Compuventures was started in 1982 and has approximately 72 full and part time employees and independent contractors. Its headquarters is in Greenville, NC and it has a main branch in Wilmington, NC. Compuventures also maintains sales and service locations in Raleigh, NC, and Greenville, SC. The Company intends to continue to conduct the business of Compuventures through MLC Network Solutions, Inc.

         In addition, on the Closing Date, certain of the key employees/stockholders of Compuventures, Elaine G. Denton, William G. Garner, and David J. Rose III, entered into employment agreements with the Company. The employment agreements provide that the Company or its subsidiaries will employ each of such persons for varying terms of one or two years at salaries commensurate with their positions and duties. Each of the employment agreements contains non-compete and confidentiality provisions.

         The above descriptions of the agreements entered into by the Company relating to the acquisition and by Compuventures are not complete. Reference is made to the Merger Agreement, a copy of which is filed as an exhibit to this report and incorporated herein by reference.

         In addition, the Company has agreed by the terms of the Merger Agreement to grant incentive stock options for an additional 60,000 shares of the Company's common stock to key employees of Compuventures who became employees of the Company. The Company will grant incentive stock options for 38,300 shares of the Company's common stock to the above named key employees/stockholders, and incentive stock options for an additional 21,700 shares of the Company's common stock to other employees of MLC Network Solutions. These option grants are subject to stockholder ratification of the Master Stock Incentive Plan (formerly the 1996 Stock Incentive Plan prior to amendment and restatement effective May 14, 1997 which has been adopted by the Board of Directors but which is subject to stockholder ratification) and the Amended and Restated Incentive Stock Option Plan (formerly the 1996 Incentive Stock Option






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Plan prior to amendment and restatement effective May 14, 1997 which has been adopted by the Board of Directors but which is subject to stockholder ratification). Philip G. Norton has entered into an agreement with Compuventures agreeing to vote the stock of the Company controlled by Mr. Norton in favor of ratification of these amendments. Mr. Norton controls 2,825,000 shares of common stock of the Company or 53.6% of the shares entitled to vote, thus stockholder ratification of these proposals is virtually assured.

         There was no affiliation or relationship between the Company, its affiliates, officers or directors or associates of such persons and Compuventures or any of its officers, directors or stockholders prior to the execution of the Merger Agreement on the Closing Date.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a); (b)  Financial Statements; Pro Forma Financial Information.

         It is impracticable for the Company to file those financial statements of Compuventures and the pro forma financial information relating to the acquisition required to be filed pursuant to this item, as of the date hereof. The Company will amend this report as soon as the required financial statements and pro forma financial information are available so as to include them in this report, but in no event does the Company expect that such amendment will be filed later than October 22, 1997.

         (c)     Exhibits

         The following exhibits are filed herewith:

         2.1 Agreement and Plan of Merger dated July 24, 1997, by and among MLC Holdings, Inc., MLC Network Solutions, Inc., Compuventures of Pitt County, Inc., and the Stockholders of Compuventures of Pitt County, Inc.





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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  MLC Holdings, Inc.
                                  (Registrant)



Dated:  August 8, 1997               By:  /s/ PHILLIP G. NORTON
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                                          Phillip G. Norton
                                          Chairman and Chief Executive Officer




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                                 EXHIBIT INDEX

         The following exhibits are filed as part of this report:

         Exhibit
         No.                      Item
         -------                  ----

         2.1                      Agreement and Plan of Merger dated July 24,
                                  1997, by and among MLC Holdings, Inc., MLC
                                  Network Solutions, Inc., Compuventures of
                                  Pitt County, Inc., and the Stockholders of
                                  Compuventures of Pitt County, Inc.





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